EXHIBIT 99.1

               Synergy Resources Reports Fiscal Fourth Quarter
                            and Year End 2012 Results

               Full Year Revenues up 150% to Record $25.0 Million,
            Driving Operating Income up 317% to Record $11.8 Million
           and Net Income of $0.25 per Diluted Share Company to Host
         Investor Conference Call Today, November 13, at 11:30 a.m. ET

PLATTEVILLE,  Colo.,  November 13, 2012 -- Synergy Resources Corporation (NYSE
Mkt: SYRG), a U.S. oil and gas exploration and production company focused on the Denver-Julesburg Basin, reported its fiscal fourth quarter and year end results for the period ended August 31, 2012.

Fiscal Fourth Quarter and Year 2012 Financial Highlights as Compared to the Same Year ago Periods

     o Revenue increased 99% to $6.7 million in the fourth quarter, and was up 150% to $25.0 million for the full year.

     o Net income grew 22% to $1.9 million or $0.04 per diluted share in the quarter and to $12.1 million or $0.25 per diluted share for the full year as compared to a loss in fiscal 2011.

     o Adjusted EBITDA was up 190% to a record $18.2 million in fiscal 2012, representing a 73% return on revenue for the full year.

Operational Highlights

     o In the fourth quarter, net oil and natural gas production increased 120% to 116,818 barrels of oil equivalent (BOE), as compared to the same year-ago quarter, and averaged 1,270 BOE per day versus an average of 577 BOE in the year ago quarter.

     o    Brought 52 new wells on-line during the year.

     o    Participated in five non-operated horizontal wells during the year.

     o Increased estimated proved reserves to 5.1 million barrels of oil and 33 billion cubic feet of gas, or combined total BOE of 10.7 million. The estimated present value of these reserves before tax and discounted 10% is $148.8 million. Total BOE increased 140%, with present value increasing by 107%, as compared to the annual reserve report prepared on August 31, 2011.

Fiscal Fourth Quarter and Year-End 2012 Financial Results

Revenues for the fourth quarter totaled $ 6.7 million up 99% from $3.4 million in the same quarter a year ago. The improvement from the year-ago quarter was attributed to a 120% increase in production, driven primarily by the addition of 52 new producing wells brought on-line during the year.

Revenues for the full year of fiscal 2012 totaled $25.0 million, up 150% from $10.0 million in the previous year. The yearly improvement was attributed to a 150% increase in production. Commodity pricing did not affect the comparison, as average realized selling price per BOE was flat year-over-year.

Operating income for the fourth quarter was $3.4 million, up 117% from $1.6 million in the same year-ago period. Net income totaled $1.9 million, up 22% as compared to $1.6 million in the comparable year-ago quarter. On a per share basis, earnings were $0.04 per diluted share for both quarters. Operating income for the full year was $11.8 million, up 317% from $2.8 million in the previous year. Net income totaled $12.1 million during 2012 or $0.25 per diluted share, as compared to a loss of $11.6 million or $(0.45) per diluted share a year ago. The net loss in fiscal 2011 included aggregate non-cash costs of $14.4 million associated with the amortization and conversion of $18 million in convertible debt.

Adjusted EBITDA (a non-GAAP measure) in the fourth quarter was $5.0 million, up 105% from $2.4 million in the same year-ago quarter. Adjusted EBITDA in the fourth fiscal quarter of 2012 represented a 74% return on revenue. Adjusted EBITDA for the full year was $18.2 million, up 190% from $6.3 million in the previous year, and representing a return on revenue for the year of 73% (see further discussion about the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures," below).

As of August 31, 2012, the company's cash and equivalents totaled $19.3 million, as compared to $9.5 million at August 31, 2011. The current ratio at August 31, 2012 was 1.7 to 1.

Fiscal Fourth Quarter as Compared to Fiscal Third Quarter

Results for the 2012 fiscal fourth quarter were down slightly compared to the third quarter. Revenues were $6.7 million, down 10% from $7.5 million in the third quarter. We attribute a majority of the decline in revenues to commodity prices. Oil averaged $82.89 in the fourth quarter and $91.21 in the third quarter, and the average price of natural gas declined 22%. Operating income for the fourth quarter was $3.4 million, down 11% from $3.8 million in the previous quarter. Net income totaled $1.9 million or $0.04 per diluted share, down 20% as compared to $2.4 million or $0.05 per diluted share in the third quarter. Adjusted EBITDA in the fourth quarter was $5.0 million, down 14% from $5.8 million in the previous quarter.

The following table presents certain per unit metrics that compare results of the corresponding quarterly and twelve-month reporting periods:


Per Unit Metric              Three Months Ended          Twelve Months Ended
                          August  August                August  August
                           31,      31,          %        31,      31,      %
                          2012     2011      Change     2012     2011   Change
                          ----     ----      ------    -------  ------  ------
Sales volumes - oil
   (Bbls)                72,361   26,582      172%     235,691   89,917    162%
Sales volumes - gas
   (Mcf)                266,744  158,937       68%   1,109,057  450,831    146%
Sales Volumes - BOE     116,818   53,072      120%     420,534  165,056    155%
BOEPD                     1,270      577      120%       1,149      452    154%

Average sales price -
   oil ($/Bbls)        $  82.89  $ 89.91       -8%   $   87.59  $ 83.07      5%
Average sales price -
gas ($/Mcf)                 2.82     6.22     -55%        3.90     5.12    -24%
Average sales price -
($/BOE)                    57.78    63.65      -9%       59.38    59.24      0%

Lease operating expenses
  ($/BOE)                   2.91     3.65(1)  -20%        2.89     2.94     -2%
Production taxes)
  ($/BOE)                   5.03     6.02(1)  -16%        5.79     5.79      0%
DD&A expense ($/BOE)       12.07    14.61     -17%       14.29    16.62    -14%
G&A expense ($/BOE)         8.54    13.78     -38%        8.46    17.59    -52%


(1) Certain prior years amounts have been reclassified to conform with current year presentation.

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

Operational Results for the Fourth Fiscal Quarter and Year 2012

As the company finished its fiscal year 2012, it reported that it had drilled 51 wells during the year, including 10 wells on which final completion activities were in process. The wells in process are expected to begin producing in the first quarter of fiscal 2013. In addition, Synergy participated as a non-operating owner in 13 wells during the year, including 8 wells on which final completion activities are currently in process.

All of the company's production is in the Wattenberg Field of the D-J Basin. As of Aug 31, 2012, the company operated 156 gross wells (145 net) and holds an ownership interest in 53 gross wells (13 net) operated by other companies.

During the fiscal fourth quarter, Synergy completed the Aims/ Greeley Country Club pad (9 wells) and the Margil SE pad (7 wells). Production challenges at the Aims/Greeley Country Club pad have prevented the wells from reaching full production status. Despite these initial issues, management believes these 9 wells will be some of the best producing wells for the company once the near term issues are remedied. Full production flows are expected from both pads by the end of the first fiscal quarter of 2013.

The company exited the year under contract with two drilling rigs from Ensign Drilling (Rig 136 and 226). Rig 226 is a top drive ADR rig and remains under a longer term contract with Synergy, while Rig 136 was opportunistically contracted to do work on the AVEX prospect. This rig was released when drilling on the AVEX prospect was completed.

Management Commentary

"We had a very successful year achieving all of our stated drilling and completion goals within the Wattenberg," said Ed Holloway, the CEO of Synergy Resources. "Despite the difficult conditions for part of the year with high line pressure in the Wattenberg and modest commodity price pressure in the fourth quarter, neither within our control, we remain well positioned with our drilling program to grow production in fiscal 2013. We have the capital, access to equipment and talented management to ensure continued growth."

According to the company's V.P. of operations, Craig Rasmuson: "Our production volumes across the Wattenberg field were impacted during the fiscal fourth quarter by overall high line pressure within our midstream partners' collection and gathering systems. We're confident that had this issue not occurred, our production quantities would have improved significantly from the previous quarter. We anticipate capital spending by our midstream partners on new facilities will remedy this issue over the longer term. In the near term, we have installed well head compression on six of our pads to improve our ability to inject gas into the gathering system.

"We continue to gather information from our non-operated horizontal drilling programs and will look to put this knowledge to work in the field as operator of our horizontal wells in the second half of fiscal 2013. We have chosen to delay this program briefly to let the new gathering and processing facilities come on line prior to any new production from our horizontal wells."

Concluded Holloway: "We've continued to demonstrate that we can drill and complete wells on time and on budget. Our team looks forward to the opportunities presented by the start of our own operated horizontal drilling program in the 2013 drilling year as we continue to utilize our acreage in the core Wattenberg field."

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

Fiscal 2013 Outlook

Management anticipates updated CAPEX spending of $82 million on the following programs with the majority of the drilling expenditures weighted towards the second half of the fiscal year as the horizontal drilling program begins. The company anticipates funding this program with cash on hand, cash flow from revenues, and additional borrowings.

     o    $17 million to drill 4 new horizontal wells as operator;

     o    $15 million to drill 25 new vertical wells as operator;

     o $14 million to participate as a non-operator to drill approximately 10 horizontal and 8 vertical wells;

     o    $1 million for existing well recompletions;

     o    $5 million for land leasing and acquisitions; and

     o $30 million cash and $12 million stock for potential acquisition of Orr Energy.

Conference Call

Synergy Resources will host a conference call today, Tuesday, November 13, 2012 at 11:30 a.m. Eastern time (9:30 a.m. Mountain time) to discuss its fiscal fourth quarter and year end 2012 results. President and CEO Ed Holloway, Vice President William Scaff, Jr. and CFO Monty Jennings will host the presentation, followed by a question and answer period.

Date: Tuesday, November 13, 2012
Time: 11:30 a.m. Eastern time (9:30 a.m. Mountain time)
Domestic Dial-In Number: 1-877-941-8416
International Dial-In Number: 1-480-629-9808
Conference ID#: 4575640

The conference call will be broadcast simultaneously and available for replay here and via the investor section of the company's web site at www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Justin Vaicek of Liolios Group at (949) 574-3860.

A replay of the call will be available after 2:30 p.m. Eastern time on the same day and until December 13, 2012.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin #: 4575640



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

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.SYRGinfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.

About Reserve Estimates

Reserve estimates mentioned in this release were prepared in accordance with guidelines established by the Securities and Exchange Commission for proved reserves. Probable and possible reserves are excluded. Prices are based on a trailing twelve month average and are held constant over the life of the properties. Similarly, costs are held constant for the duration of the well.

About Non-GAAP Financial Measures

The company uses "adjusted cash flow from operations" and "adjusted EBITDA," both non-GAAP financial measures, for internal managerial purposes when evaluating period-to-period comparisons. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, net income, nor as a liquidity measure or indicator of cash flows or an indicator of operating performance reported in accordance with U.S. GAAP. The non-GAAP financial measures that the company uses may not be comparable to measures with similar titles reported by other companies. Also, in the future, the company may disclose different non-GAAP financial measures in order to help investors more meaningfully evaluate and compare the company's future results of operations to its previously reported results of operations. The company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. See, "Reconciliation of Non-GAAP Financial Measures," below for a detailed description of these measures as well as a reconciliation of each to the nearest U.S. GAAP measure.

Reconciliation of Non-GAAP Financial Measures

The company defines adjusted cash flow from operations as the cash flow earned or incurred from operating activities without regard to timing differences in the collection or payment of associated receivables and payables. The company believes it is important to consider adjusted cash flow from operations as well as cash flow from operations, as it often provides more transparency into what drives the changes in the company's operating trends, such as production, prices, operating costs, and related operational factors, without regard to whether the earned or incurred item was collected or paid during the period. The company also uses this measure because the collection of its receivables or payment of obligations has not been a significant issue for its business, but merely a timing issue from one period to the next.

The company defines adjusted EBITDA as net income (loss) plus net interest expense, income taxes, and depreciation, depletion and amortization (including amortization of non-cash stock-based compensation) for the period, plus/minus the change in fair value of our derivative conversion liability. The company believes adjusted EBITDA is relevant because it is a measure of cash available to fund capital expenditures and service debt and is a metric used by some industry analysts to provide a comparison of its results with its peers. The following table presents a reconciliation of each of the company's non-GAAP financial measures to the nearest GAAP measure.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
 (unaudited)

                             Twelve Months Ended          Three Months Ended
                            ----------------------    -------------------------------
                             August       August       August      August       May 31,
                            31, 2012     31, 2011     31, 2012     31, 2011      2012
                           ----------------------     -------------------------------
Adjusted cash flow from
operations:
-----------
Net cash provided by
 operating activities     $21,252,102   $7,916,308    $4,174,093   $4,091,428   $7,446,885
Changes in assets and
 liabilities               (2,977,610)  (1,569,508)      810,140   (1,662,160)  (1,642,695)
                         ------------   ----------    ----------   ----------   ----------
  Adjusted cash flow
  from operations:        $18,274,492   $6,346,800    $4,984,233   $2,429,268   $5,804,190
                         ============   ==========    ==========   ==========   ==========

Adjusted EBITDA:
 Net income (loss)        $12,123,942  (11,600,158)   $1,947,041   $1,589,818   $2,430,763
 Interest and related
   items, net                 (37,451)   4,191,169       (10,440)     (14,101)     (16,320)
 Change in fair value
  of derivative conversion
  liability                         -   10,229,229             -            -            -
 Income tax expense
  (benefit)                  (332,000)           -     1,477,000            -    1,432,000
 Depletion, depletion,
  and amortization          6,009,510    2,838,307     1,409,925      775,482    1,833,506
  Stock based compensation    473,040      627,486       150,008       63,968      107,924
                         ------------   ----------    ----------   ----------   ----------
   Adjusted EBITDA       $ 18,237,041   $6,286,033    $4,973,534   $2,415,167   $5,787,873
                         ============   ==========    ==========   ==========   ==========



Financial Statements

Condensed financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the financial statements, can be found in Synergy's Edgar Filings at www.sec.gov on Form 10-K for the period ended August 31, 2012.

                          SYNERGY RESOURCES CORPORATION
                            CONDENSED BALANCE SHEETS
                                   (unaudited)

                                             August 31,              August 31,
                                                2012                    2011

                                     ASSETS

Cash and cash equivalents                 $    19,284,382     $      9,490,506

Other current assets                            7,182,724            5,140,452

  Total current assets                         26,467,106           14,630,958
Oil and gas properties and other
equipment                                      92,702,571           48,898,064

Deferred tax asset, net                           332,000                    -

Other assets                                    1,229,611              168,863

    Total assets                          $   120,731,288     $     63,697,885


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                       $    15,592,333     $     13,946,413

Revolving credit facility                       3,000,000                    -

Asset retirement obligations                    1,026,796              643,459

  Total liabilities                            19,619,129           14,589,872
Shareholders' equity:

  Common stock and paid-in capital            123,927,798           84,047,594

  Accumulated deficit                          (22,815,639)        (34,939,581)

    Total shareholders' equity                101,112,159           49,108,013
      Total liabilities and
shareholders' equity                      $   120,731,288     $     63,697,885

                          SYNERGY RESOURCES CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (unaudited)

                               Three Months Ended        Twelve Months Ended
                             August 31,   August 31,   August 31,   August 31,
                               2012         2011         2012         2011
                             -----------------------   ------------------------
Oil and gas revenues         $6,749,541   $3,390,761   $24,969,213  $10,001,668
                             ----------   ----------   -----------  -----------
Expenses:

  Lease operating expenses      928,259      307,980     3,648,465    1,439,818
  Depreciation, depletion,
    and amortization          1,409,925      775,482     6,009,510    2,838,307

  General and administrative    997,756      731,582     3,556,747    2,903,303
                             ----------   ----------   -----------  -----------

    Total expenses            3,335,940    1,815,044    13,214,722    7,181,428
                             ----------   ----------   -----------  -----------
Operating income              3,413,601    1,575,717    11,754,491    2,820,240
                             ----------   ----------   -----------  -----------

Other income (expense):
  Change in fair value of
   derivative conversion
    liability                         -             -            -  (10,229,229)
  Interest income and expense,
    net                          10,440        14,101       37,451   (4,191,169)
                             ----------    ----------  -----------  -----------

    Total other (expense)        10,440        14,101       37,451  (14,420,398)
                             ----------    ----------  -----------  -----------
    Income tax
(expense)benefit             (1,477,000)            -      332,000            -
                             ----------    ----------  -----------  -----------
Net income (loss)            $1,947,041    $1,589,818  $12,123,942 $(11,600,158)
                             ==========    ==========  =========== ============
Net income (loss)
  per common share:
      Basic                  $     0.04    $     0.04  $      0.26 $      (0.45)
                             ==========    ==========  =========== ============
      Diluted                $     0.04    $     0.04  $      0.25 $      (0.45)
                             ==========    ==========  =========== ============
Weighted average shares
 outstanding:
      Basic                 $51,409,340   $35,788,313  $46,587,558 $ 26,009,283
                            ===========   ===========  =========== ============
      Diluted                53,072,619    35,788,313   48,359,905   26,009,283
                             ==========    ==========  =========== ============

                          SYNERGY RESOURCES CORPORATION
                       CONDENSED STATEMENTS OF CASH FLOWS
              For the twelve months ended August 31, 2012 and 2011
                                   (unaudited)

                                                      2012            2011
                                                   ------------     ---------
Cash flows from operating activities:

  Net income (loss)                              $  12,123,942      (11,600,158)
                                                  ------------     ------------
  Adjustments to reconcile net loss to net cash provided by operating activities:

     Depreciation, depletion, and amortization       6,009,510     $  2,838,307

     Provision for deferred taxes                     (332,000)               -

     Other, non-cash items                             473,040       15,108,652
     Changes in operating assets and
       liabilities                                   2,977,610        1,569,507
                                                  ------------     ------------

   Total adjustments                                 9,128,160       19,516,466
                                                  ------------     ------------
      Net cash provided by operating activities     21,252,102        7,916,308
                                                  ------------     ------------
Cash flows from investing activities:

  Acquisition of property and equipment            (46,751,260)     (30,247,327)
  Net proceeds from sales of oil and gas
    properties                                          71,251        8,382,167
                                                  ------------     ------------
  Net cash used in investing activities            (46,680,009)     (21,865,160)
                                                  ------------     ------------
Cash flows from financing activities:

  Net proceeds from sale of stock                   37,421,783       16,690,721
  Net proceeds from/(repayments of) revolving
    credit facility                                  3,000,000                -
  Principal repayment of related party notes
    payable                                         (5,200,000)               -
                                                  ------------     ------------

  Net cash provided by financing activities         35,221,783       16,690,721
                                                  ------------     ------------
Net increase in cash and equivalents
                                                     9,793,876        2,741,869

Cash and equivalents at beginning of period          9,490,506        6,748,637
                                                  ------------     ------------
Cash and equivalents at end of period             $ 19,284,382      $ 9,490,506
                                                  ============      ===========

Company Contact:

Rhonda Sandquist
Synergy Resources Corporation
rsandquist@syrginfo.com
Tel (970) 737-1073

Investor Relations Contact:

Justin Vaicek
Liolios Group
SYRG@liolios.com
Tel (949) 574-3860